Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President and Chief Financial Officer
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Adds Douglas L. Rock to its Board of Directors

DALLAS – September 9, 2010 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Douglas L. Rock to its Board of Directors and its Audit and Human Resources Committees, effective immediately. The Board’s action expands Trinity’s Board of Directors from 11 to 12 members.

“We are very pleased that Doug Rock has joined our Board,” said Timothy R. Wallace, Trinity’s Chairman, President and Chief Executive Officer. “His extensive executive management experience at Smith International will be invaluable to Trinity as we continue to expand and enhance our multi-industry platform.”

Mr. Rock most recently served as Chairman of the Board of Directors of Smith International, Inc., a leading global provider of premium products and services used during the drilling, completion and production phases of oil and natural gas exploration and development activities. He joined Smith in 1974 and served as Chief Executive Officer from 1989 until 2009. Under his leadership, Smith grew from approximately $200 million in revenues to more than $8 billion in revenues before its merger with Schlumberger Limited earlier this year.

Mr. Rock is a Distinguished Alumnus of the Pennsylvania State University, where he and his wife Julie founded the Rock Ethics Institute in 2002.  He is an Advisory Director of the Institute and also serves as Treasurer of the RockJensen Foundation.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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